Exhibit 4kk

LTC BENEFIT SPECIFICATIONS

Rider Date: [January 18, 2010]

Funding Amount as of Rider Date: [$200,000.00]

LTC Guaranteed Amount as of Rider Date: [$80,000.00]

LTC Percentage as of Rider Date: [40%]

Funding Deadline: [90 Day after Rider Date]

Target Funding Amount: [$250,000.00]

Target LTC Guaranteed Amount: [$100,000.00]

LTC Coverage Effective Date: [January 18, 2012]

Deductible Period: [90 Days]

Minimum Acceleration Benefit Duration: [2 Years]

Minimum Extension Benefit Duration: [4 Years]

[5th] Rider Date Anniversary: [January 18, 2015]

Target Maximum Monthly Level Benefit: [$4,166.67]

LTC Charges

Initial Acceleration Benefit Charge: [0.00%] ANNUALLY

Maximum Acceleration Benefit Charge: [4.00%] ANNUALLY

Initial Extension Benefit Charge: [2.25%] ANNUALLY

[Initial Optional Nonforfeiture Benefit Charge: [0.40%] ANNUALLY]

LTC Fixed Account Guaranteed Minimum Interest Rate:

Contract Years 1 through 10: 1.75%

Contract Years 11 and later: 3.00%

AS-533 (1-10)